Exhibit 10.63

Date: 16 February 2001

Marketing & Sales Department

JTC Corporation

The JTC Summit

8 Jurong Town Hall Road

Singapore 609434

Attn: Ms LOH LI YOON

ACCEPTANCE OF OFFER OF TENANCY FOR THE PREMISES AT BLK 28 AYER RAJAH CRESCENT #03-01 TO #03-04 AYER RAJAH INDUSTRIAL ESTATE SINGAPORE 139959

We refer to your letter of offer dated 18 January 2001 for the Tenancy and hereby confirm our acceptance of all the covenants, terms and conditions stipulated therein. We enclose herewith a cheque for the sum of the amount of $42,006.13 except the Banker’s Guarantee as security deposit as confirmation of our acceptance, and we shall send in the Banker’s Guarantee by hand within a week. In addition, we also enclose herewith a Letter of Authorisation as requested by you for your information and record. Please find also attached a e-mail correspondence for your reference.

This copy and e-mail correspondence shall be returned to I-STT upon receipt of our Banker’s Guarantee.

/s/ LOU HUNG HOR
Lou Hung Hor Asst Project Manager For and on behalf of:

[SYMBOL STAMPED *I-STT PTE LTD]
i-STT PTE LTD

18 January 2001

I-STT PTE LTD

Blk 20 Ayer Rajah Crescent

#05-08 Ayer Rajah Industrial Estate

Singapore 139964                                                                                                                                                    BY LUM

(Attn: Mr Lee Yoong Kin)

Dear Sirs,

OFFER OF TENANCY FOR FLATTED FACTORY SPACE

1.	We are pleased to offer a tenancy of the Premises subject to the following covenants, terms and conditions in this letter and in the annexed Memorandum of Tenancy (“the Offer”):

1.01	Location:

Pte Lot A19857E, Blk 28 (“the Building”) Ayer Rajah Crescent #03-01 To #03-04, Ayer Rajah Industrial Estate Singapore 139959 (“the Premises”) as delineated and edged in red on the plan attached to the Offer.

1.02	Term of Tenancy:

3 years (“the Term”) with effect from 16 August 2001 (“the Commencement Date”).

1.03	Tenancy Agreement:

Upon due acceptance of the Offer in accordance with clause 2 of this letter, you shall have entered into a tenancy agreement with US (“the Tenancy”) and will be bound by the covenants, terms and conditions thereof.

In the event of any inconsistency or conflict between any covenant, term or condition of this letter and the Memorandum of Tenancy, the relevant covenant, term or condition in this letter shall prevail.

1.04	Area:

Approximately 2,416.00 square metres (subject to survey).

1.05	Rent and Service Charge:

For Discounted Rent:

(a)	Discounted rate of $12.69 psm pm for so long as the Tenant shall occupy by way of tenancy an aggregate floor area of 10,000 square metres in the Building or in the various flatted factories belonging to the Landlord, and

(b)	Normal rate of $14.10 psm pm in the event that the said aggregate floor area occupied is at any time reduced to below 10,000 square metre (when the discount shall be totally withdrawn) with effect from the date of reduction in the said aggregate floor,

(“Rent” ) to be paid without demand and in advance without deduction on the 1st day of each month of the year (i.e. 1st of January, February, March, etc.). The next payment shall be made on 1 September 2001.

Service charge:

$2.75 per square metre per month. (“Service Charge”) as charges for services rendered by us, payable without demand on the same date and in the same manner as the Rent, subject to our revision from time to time.

1.06	Security Deposit/Banker’s Guarantee:

You will at the time of acceptance of the Offer be required to place with us a deposit of $111,909.12 equivalent to 3 months’ Rent (at the discounted rate) and Service Charge (“Security Deposit”) as security against any breach of the covenants, terms and conditions in the Tenancy.

The Security Deposit may be in the form of cash and/or acceptable Banker’s Guarantee in the form attached (effective from 16 February 2001 to 15 February 2005) and/or such offer form or security as we may in our absolute discretion permit or accept.

The Security Deposit must be maintained at the same sum throughout the Term and shall be repayable to you without interest or returned to you for cancellation, after the termination of the Term (by expiry or otherwise) or expiry of the Banker’s Guarantee, as the case may be, subject to appropriate deductions or payment to us for damages or other sums due under the Tenancy.

If the Rent at the discounted rate is increased to the normal rate or Service Charge is increased or any deductions are made from the Security Deposit, you are to immediately pay the amount of such increase or make good the deductions so that the Security Deposit shall at all times be equal to 3 months’ Rent and Service Charge.

1.07	Mode of Payment:

Where letter of authorization is required due to limit set by company

You have an existing GIRO account with us, the limit of which has to be increased to cover all the aforesaid payments. Please write to your Banker to authorize the same (“the letter of authorization”) and let us have a copy thereof in accordance with the Mode of Acceptance herein.

1.08	Permitted Use:

(a)	Subject to clause 1.12 of this letter, you shall commence full operations within four (4) months of the Commencement Date for the purpose of Internet-related and support activities for data centre, call centre, regional network management, product and software development and facilities only and for no other purpose whatsoever (“the Authorised Use”).

(b)	Thereafter, you shall maintain full and continuous operations and use and occupy the whole of the Premises for the Authorised Use.

(c)	Subject to clauses (a) and (b) above, you shall use and occupy at least sixty percent (60%) of the gross floor area of the Premises for industrial activities and ancillary stores, and use and occupy the remaining gross floor area, if any, for offices, neutral areas, communal facilities and such other uses as may be approved in writing by us and the relevant governmental and statutory authorities PROVIDED THAT you shall not use and occupy the Premises for the purpose of commercial office and storage unrelated to the Authorised Use.

1.09	Approvals

The Tenancy is subject to approvals being obtained from the relevant government and statutory authorities.

1.10	Possession of Premises:

(a)	Keys to the Premises will be given to you six (6) months prior to the Commencement Date subject to due acceptance of the Offer (“Possession Date”).

(b)	From the Possession Date until the Commencement Data, you shall be deemed a licensee upon the same terms and conditions in the Tenancy.

(c)	if you proceed with the Tenancy after the Commencement Date, licence fee payable from the Possession date to the Commencement Date shall be waived (“Rent-Free Period”). Should you fail to so proceed, you shall:

(i)	remove everything installed by you;
(ii)	reinstate the Premises to its original state and condition; and
(iii)	pay us a sum equal to the prevailing market rent payable for the period from the Possession Date up to the date the installations are removed and reinstatement completed to our satisfaction.

without prejudice to any other rights and remedies we may have against you under the Tenancy or at law.

1.11	Preparation and Submission of Plans:

(a)	No alteration, addition, improvement, erection, installation or interference to or in the Premises or the fixtures and fittings therein is permitted without Building Control Unit [BCU(JTC Corporation)] prior written consent. Your attention is drawn to clauses 2.10 to 2.19 and 2.34 of the Memorandum of Tenancy.

(b)	You will be required to prepare and submit floor layout plans of your factory and plans of the air-conditioning works in accordance with the terms of the tenancy and the ‘Guide’ attached. It is important that you should proceed with the preparation and submission of the plans in accordance with the procedures set out in the said ‘Guide’.

(c)	Should there be alteration of existing automatic fire alarm and sprinkler system installation, alteration plans shall be submitted to Building Control Unit [BCU(JTC Corporation)] for approval on fire safety aspects. All air-conditioning, fire alarm & sprinkler system plans must be signed by a relevant Professional Engineer, registered with the Professional Engineers Board of Singapore.

(d)	Upon due acceptance of the Offer, a copy of the floor and elevation plans (transparencies) will be issued to you to assist in the preparation of the plans required herein.

(e)	No work shall commence until the plans have been approved by Building Control Unit [BCU(JTC Corporation)].

1.12	Final inspection:

You shall ensure that final inspection by us of all installations is carried out and our approval of the same is obtained before any operations in the Premises may be commenced.

1.13	Special Conditions:

(1)	Normal (Ground & Non-ground) Floor Premises

  You shall comply and ensure compliance with the following restrictions:

(a)	maximum loading capacity of the goods lifts in the Building; and

(b)	maximum floor loading capacity of 12.50 kiloNewtons per square metre of the Premises on the storey of the Building PROVIDED THAT any such permitted load shall be evenly distributed.

We shall not be liable for any loss or damage that you may suffer from any subsidence or cracking of the ground floor slabs and aprons of the Building.

(2)	Option for renewal of tenancy:

(a)	You may within 3 months before the expiry of the Term make a written request to us for a further term of tenancy.

(b)	We may grant you a further term or tenancy of the Premises upon mutual terms to be agreed between you and us subject to the following:

(i)	there shall be no breach of your obligations at the time you make your request for a further term;

(ii)	our determination of revised rent, having regard to the market rent of the Premises at the time of granting the further term, shall be final;

(iii)	we shall have absolute discretion to determine such covenants, terms and conditions, but excluding a covenant for renewal of tenancy; and

(iv)	there shall not be any breach of your obligations at the expire of the Term.

2.	Mode of Acceptance:

The Offer shall lapse if we do not receive the following by 15 February 2001:

•	Duly signed letter of acceptance (in duplicate) of all the covenants, terms and conditions in the Tenancy in the form enclosed at the Appendix. (Please date as required in the Appendix)

•	Payment of the sum set out in clause 4.

•	A copy of the letter of authorization from your Banker.

3.	Please note that payments made prior to your giving us the other items listed above may be cleared by and credited by us upon receipt. However, if the said other items are not forthcoming from you within the time stipulated herein, the Offer shall lapse and there shall be no contract between you and us arising hereunder. Any payments received shall then be refunded to you without interest and you shall have no claim of whatsoever nature against us.

4.	The total amount payable is as follows:

	Amount		+3% GST
Rent at $12.69 per square metre per month on 2,416 square metres for the period 16 August 2001 to 15 September 2001	$30,659.04
Service Charge at $2.75 per square metre per month on 2,416 square metre for the period 16 August 2001 to 15 September 2001	$6,644.00	$37,303.04	$1,119.09

Deposit equivalent to three months’ rent service charge (or Banker’s Guarantee provided in accordance with sub-paragraph 1.06 above)		$111,909.12
Stamp fee payable on Letter of Acceptance which will be stamped by JTC Corporation on your behalf		$3,584.00

Sub-Total Payable		$152,796.16	$1,119.09

Add: GST + 3%		$1,119.09

Total Payable inclusive of GST		$153,915.25

5.	Rent-Free Period:

As the Commencement Date will not be deferred, we advise you to accept the Offer as soon as possible and to collect the keys to the Premises on the scheduled date in order to maximize the Rent-Free Period referred to in clause 1.10(c) of this letter.

6.	Variation to the Tenancy

The letter and the Memorandum of Tenancy constitute the full terms and conditions governing the Offer and no terms or representation or otherwise, whether express or implied, shall form part of the Offer other than what is contained herein. Any variation, modification, amendment, deletion, addition or otherwise of the covenants, terms and conditions of the Offer shall not be enforceable unless agreed by both parties and reduced in writing by us.

7.	Season Parking:

Season parking tickets for car parking lots within the Estate can be purchased from the JTC Zone Office serving the Estate (Contact no. of the South Zone Office is: 3629501 or 6654628 respectively). Please note that the number of season parking ticket(s) that can be purchased by you will depend on eligibility rules set out by us.

8.	Application for Approvals, Utilities etc.

Upon your acceptance of the covenants, terms and conditions of the Offer, you are advised to proceed expeditiously as follows:

8.01	Preliminary Clearance:

Company with the requirements of the Chief Engineer (Central Building Plan Unit), Pollution Control Department and/or other departments pursuant to your application/s for preliminary clearance. (Please note that we have referred your application to the relevant department/s)

8.02	Discharge of Trade Effluence:

Complete the attached Application for Permission to Discharge Trade Effluent into Public Sewer and return the application form direct to the Head, Pollution Control Department, Ministry of Environment Building, 40 Scotts Road. Singapore 228231 (Telephone No. 7327733).

8.03	Electricity:

Engage a registered electrical consultant or competent contractor to submit three sets of electrical single-line diagrams to and in accordance with the requirements of our Property Support Department (PSD), Customer Services Group, JTC East Zone Office for endorsement before an application is made to the Power Supply Pte Ltd to open an account for electricity connection. Please contact our Property Support Department (PSD) at Blk 25 Kallang Avenue #05-01 Kallang Basin Industrial Estate Singapore 339416 direct for their requirements.

8.04	Water:

Submit four copies of sketch plans, prepared by a licensed plumber, showing the section and layout of the plumbing, to our Building Control Unit [BCU(JTC Corporation)] for approval prior to the issue of a letter to Water Conservation Department, Public Utilities Board to assist you in your application for a water sub-meter.

8.05	Telephone:

Apply direct to Singapore Telecommunications Ltd for all connections.

8.06	Automatic Fire Alarm System (Incorporating Heat Detector)

Engage a registered electrical consultant/professional engineer to submit two sets of fire alarm, drawings, indicating the exiting fixtures if any, the proposed modifications of the fire alarm and the layout of machinery, etc to and in accordance with the requirements of our Building Control Unit [BCU(JTC Corporation)]. Please contact our Building Control Unit [BCU(JTC Corporation)] at The JTC Summit, One-Step Centre (1st level) 8 Jurong Town Hall Road Singapore 609434 direct for further requirements.

8.07	Factory Inspectorate

Complete and return direct to Chief Inspector of Factories the attached form, “Particulars to be submitted by occupiers or Intending Occupiers of Factories”.

Yours faithfully

/s/  LOH LI YOON

LOH LI YOON (Ms)

MARKETING & SALES DEPARTMENT

INDUSTRIAL PARKS DEVELOPMENT GROUP

JTC CORPORATION

Encl

SPECIMEN GUARANTEE FORM GUARANTEE

TO:	JTC CORPORATION THE JTC SUMMIT 8 JURONG TOWN HALL ROAD SINGAPORE 609434

WHEREAS:

[I-STT PTE LTD] of [Blk 20 Ayer Rajah CresceNT #05-08 Ayer Rajah Industrial Estate Singapore 139964] (“the Tenant”) is a tenant of the premises known as [Blk 28 Ayer Rajah Crescent #03-01 To #03-04 Ayer Rajah Industrial Estate Singapore 139959] (“the Premises”) pursuant to a letter of offer and letter dated [18 January 2001] from JTC CORPORATION (“JTC”) to and duly accepted by the Tenant (“the Tenancy”, which expression shall include any written amendments made to the Tenancy from time to time).

IN CONSIDERATION OF your agreeing to grant the Tenancy and pursuant to a term of the Tenancy, we, the undersigned, hereby unconditionally undertake to pay to you from time to time on first demand the sum of aggregate sums not exceeding [$111,909.12] (“the Full Guaranteed Sum”) if accompanied by your statement that the Tenant is in breach of any of the Tenant’s obligations to you under the Tenancy and that the amount demanded is due and payable to you and remains unpaid provided that our liability under this Guarantee shall not exceed the Full Guaranteed Sum.

Our liability under this Guarantee shall be that of a principal debtor and not by way of surety and such liability shall not be discharged or affected by any event, act or omission whereby our liability would have been discharged if we had been a surety.

This Guarantee is valid from [16 February 2001] and shall expire on [15 February 2005] (“the expiry period”) and our liability hereunder shall cease in respect of any claims made after expiry period.

Notwithstanding that this Guarantee may not have expired, our liability hereunder shall cease forthwith upon our paying to you the Full Guaranteed Sum to be held by you as a security deposit under the Tenancy.

Dated

[Signature, names and designations of authorised signatories of Bank/Finance Company and rubber stamp of Bank/Finance Company]

Draft of Letter of Acceptance

(Please use company’s letterhead and In Duplicate)

Date: <To be dated on the day this

          letter is forwarded to JTC Corporation>

Marketing & Sales Department	BY HAND
JTC Corporation
The JTC Summit
8 Jurong Town Hall Road
Singapore 609434

(Attn: Ms LOH LI YOON)

ACCEPTANCE OF OFFER OF TENANCY FOR THE PREMISES AT BLK 28 AYER RAJAH CRESCENT #03-01 To # 03-04 AYER RAJAH INDUSTRIAL ESTATE SINGAPORE 139959]

1	We refer to your letter of offer and letter dated [18 January 2001] for the Tenancy and hereby confirm our acceptance of all the covenants, terms and conditions stipulated therein.

*2a.	We enclose herewith a cheque for the sum of the amount of [$153,915.25] as confirmation of our acceptance.

*2b.	We enclose herewith a cheque for the amount of [$42,006.13] and the Banker’s Guarantee as security deposit as confirmation of our acceptance.

3.	In addition, we also enclose herewith a Letter of Authorisation as requested by you for your information and record.

[Name of authorised signatory:	]
[Designation:	]
for and on behalf of:

[I-STT PTE LTD]
in the presence of:

[Name of witness:	]
[NRIC No:	]	*Please omit if not applicable

Date: 28th of November, 2001

TO:	JTC Corporation Customer Service Group Lease Management & Service Delivery Dept 8 Jurong Town Hall Road Singapore 609434 Attention: Ms. Lai Get Luan

Dear	Madam

PREMATURE PARTIAL TERMINATION OF TENANCY IN RESPECT OF PREMISES KNOWS AS SITE A20961 AT 28 AYER RAJAH CRESCENT #03-03/04 (AREA: 1,100SQM)

1. We refer to your letter dated 12 October 2001 & 27 November 2001 and hereby accept all terms and conditions stated in the said letters.

2. We enclosed herewith a cheque $515/- being administrative fee for the premature partial termination of tenancy.

/s/ LEE YOONG KIN
Lee Yoong Kin Managing Director i-STT Pte Ltd

12 October 2001

Mr. Walter Koh

I-STT Pte Ltd

20 Ayer Rajah Crescent

#05-08

Singapore 139964

Dear Mr. Koh

PARTIAL PREMATURE TERMINATION OF TENANCY IN RESPECT OF PREMISES KNOWN AS SITE A20961 (AREA: 1,208.00 SQUARE METRES) AT 28, AYER RAJAH CRESCENT, #03-03/04, SINGAPORE (139959)

1	We refer to your e-mail dated 27 September 2001.

2	We note that you do not intend to continue with the tenancy of the aforesaid premises. We are agreeable to a partial premature termination of the said tenancy in respect of 28, AYER RAJAH CRESCENT, #03-03/04, SINGAPORE (139959) subject to your compliance with the following terms and procedure of vacation of the premises:

(a)	You shall give the Corporation at least 3 months’ advance written notice of your intention to terminate the tenancy prematurely. Since your e-mail dated 27 September 2001 is treated as sufficient notification, your tenancy in respect of 28, AYER RAJAH CRESCENT, #03-03/04, SINGAPORE (139959) shall terminate on 26 December 2001 and rent and service charge shall be payable by you until the date.

(b)	You shall settle all outstanding arrears and other charges before vacation of the premises.

(c)	You are required to pay an administrative fee of $500/- plus $15/- being 3% GST totaling $515/- for the partial premature termination of the tenancy of the premises.

(d)	You shall bear and pay the Goods and Services Tax which the Government has introduced on 1st April 94. The said tax based on the prevailing tax rate, is borne by you and is calculated by reference to the amount of rent, service charge and any other sums payable by you to the Corporation. The Corporation as collecting agent for the government shall collect the said tax from you together with the rent/ service charge without demand on the 1st day of each calendar month of year (ie 1st days for January, February, March, etc) in accordance with the applicable laws and regulations.

(e)	You are required to reinstate the premises to its original state and to the satisfaction of the Corporation before vacation:

(i)	A joint inspection will be held prior to our acceptance of the keys to the premises.

(ii)	If it is discovered at the time of inspection that reinstatement works have not been carried out to the satisfaction of the Corporation, you shall pay for the cost of the reinstatement, in addition to the rental and other charges you shall be liable for in respect of the premises for the period after the date of termination of your tenancy to the date full reinstatement of the premises has been completed by you/our contractor to the satisfaction of the Corporation in accordance with Clause 2(34) of your said Tenancy Agreement.

(f)	You are to deliver up vacant possession of the abovesaid premises fully reinstated and return the keys to the premises to our Property Executive-in-charge of th building at the latest on the date of termination, failing which revised rental and other charges will continue to be levied and recoverable from you.

(g)	If the incoming tenant (if any) decides to take over your fixtures and fittings (“the installations”) from you and accepts the above premises in its existing state and condition, and if they will also furnish the Corporation with a letter of undertaking, before they take possession of the installations from you, to reinstate the premises to its original state and condition prior to the existence of the installations and to the satisfaction of the Corporation upon acceptance/expire/earlier determination of their tenancy, we are prepared to waive the usual requirement that you reinstate the premises, subject to the following conditions:

(i)	only installation in respect of which plans have previously been submitted and approved by the Corporation and which comply with the said plans may be taken over by the incoming tenant;

(ii)	in addition, the installations to be taken over shall have to comply fully with all building guidelines of the Building Control Division prevailing at the time of termination of your tenancy.

(iii)	if the incoming tenant shall refuse or fail to take over the installations or any part thereof, or to accept the premises in its existing state or condition, or to furnish the aforesaid undertaking, then you shall forthwith reinstate the premises to its original state and condition, in accordance with Clauses 2(33) and 2(34) of the Tenancy Agreement executed by you.

(iv)	in the latter event, a joint inspection shall be carried out between our Property Executive-in-charge of the building and your representative prior to our acceptance of the keys to the premises from you; and (5) if it is discovered at the time of inspection that reinstatement works have not been carried out to the satisfaction of the Corporation, you shall pay for the cost of the reinstatement, in addition to the rental and other charges you shall be liable for in respect of the premises for the period after the date of termination of your tenancy to the date full reinstatement of the premises has been completed by your/our contractor to the satisfaction of the Corporation in accordance with Clause 2(34) of your said Tenancy Agreement.

(h)	You must allow and arrange with our Property Management Department, not less than two weeks before the termination date, for the erection of partition wall between units #03-02 and #03-03. You can contact our Property Executive, Mr. Tan Slew Hem (Tel. No. 7730230) concerning the arrangement.

3	The letter of offer dated 18 January 2001 shall with effect from the date of termination of the tenancy of the above premises continue to be effective and the covenants therein binding on you in respect of:

Unit No.	Area (in sqm)	Rental (subject to payment of GST)	Service Charge (subject to payment of GST)
#03-01/02	1,208.00	$14.10	$2.75

4.	Our agreement to the above partial premature termination is without prejudice to whatever claims/action the Corporation may have against you (if any) for arrears, debts, breach of covenants, etc.

5.	Please note that our granting of your request/application here does not at any time prejudice or waive any of our rights or remedies for breaches of your obligations to us. Any waiver by us, to be effective, must be clearly and specifically stated in writing.

6.	Please let us have your letter of acceptance of the above terms and conditions as set out in the format under Appendix 1 and payment of $515/- being administrative charge for the partial premature termination of tenancy within two weeks from the date hereof.

7	You may submit the above mentioned letter and payment by post or if you wish to make a submission personally, you may do so at our Customer Services Centre at The JTC Summit at 8 Jurong Town Hall Road. Please bring a copy of this letter when making your submission.

Yours	sincerely

/s/ LAI	GET LUAN

Lai	Get Luan (Ms)
Deputy	Manager (Lease Management)
Lease	Management & Service Delivery Dept
Customer	Services Group
DID	: 8833304
FAX	: 8855894
EMAIL	: getluan@jtc.gov.sg

APPENDIX 1

DRAFT LETTER OF ACCEPTANCE

[Please use your company’s letterhead]

Date:_________________

TO:	JTC Corporation Customer Services Group Lease Management & Service Delivery Dept 8 Jurong Town Hall Road Singapore 609434

Attention:Ms. Lai Get Luan

Dear Sir or Madam:

PREMATURE PARTIAL TERMINATION OF TENANCY IN RESPECT OF PREMISES KNOWN AS SITE A20961 AT 28 AYER RAJAH CRESCENT #03-03/04 (AREA: 1208.00SQM)

1.	We refer to your letter dated 12 October 2001 and hereby accept all terms and conditions stated in the said letter.

2.	We enclosed herewith a cheque of $515/- being administrative fee for the premature partial termination of tenancy.

Signature of authorised signatory Name of authorised signatory: Designation: